QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.11

Fiscal Year 2005 Compensation Package
for
Kim Early, Interim CEO, DPAC Technologies, Inc.

Prepared by
DPAC Technologies, Inc., Board of Directors, Compensation Committee
3/4/04

        Using the Objectives listed below, the Compensation Committee has prepared the attached compensation package for Kim Early, Interim CEO, for F'2005.

1.    Compensation Plan Objectives

☐    Recognize the job difficulty (i.e. amount of work, critical nature of work, and time frame in which to accomplish work), and compensate accordingly

☐    Establish a two phase plan that begins with CEO in an Interim position, and can be revised by the Board if CEO transforms into a permanent, full time position

☐    Leverage primarily through equity

☐    Provide reasonable severance as quid-pro-quo for lost employment opportunities

☐    Provide compensation tools for CEO to attract, retain and motivate executive staff

☐    Tie bonus compensation to begin when EBITDA becomes positive

2.    Base Salary Component

        Interim CEO will receive a base salary $180K for FY'05 with the notion that the CEO base pay will be at least 20% greater than that of the Airborne General Manager (yet to be hired). In the event that the Board decides to recruit an exceptional GM candidate and is required to pay that individual a salary that is over market, the Board will have the right to re-negotiate with the CEO on the 20% differential.

3.    Bonus Component

        The bonus component for the Interim CEO will be defined at the time the EBITDA becomes positive, and will be paid at the end of the first fiscal quarter in which EBITDA is positive.

4.    Stock Option

        300,000 share stock option will be granted at the March 2004 Board meeting. The option will vest over two years as 1/3 immediately, 1/3 in one year and 1/3 in two years. In the case of a change of control, or termination not-for-cause, all shares will immediately vest.

5.    Severance

        If the Board elects to terminate the Interim CEO for any reason other than for-cause during the first 90 days of fiscal year 2005 (i.e. March 1, 2004 through May 31, 2004), then the Interim CEO will be entitled to $50K in severance pay and acceleration of all stock options granted. Severance pay equivalent to one year of salary will commence on the 91st day of fiscal year 2005 should the Board terminate the Interim CEO for any reason other than for-cause.

6.    Paid Time Off (a.k.a. vacation)

        For the Interim CEO's first year of service, his PTO will be the company standard policy of 16 days, but beginning with the second and following years, PTO will be accelerated to the standard company policy for five years of service, i.e. 21 days.

end

QuickLinks

Fiscal Year 2005 Compensation Package for Kim Early, Interim CEO, DPAC Technologies, Inc.